Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                                                                 August 11, 2009

Tandy Leather Factory, Inc. Agrees to Repurchase Stock from Founder

FORT WORTH, TEXAS – Tandy Leather Factory, Inc. (NYSE Amex: TLF) announced today that it has entered into an agreement to purchase a total of 500,000 shares of the Company's outstanding stock from Ronald C. Morgan, founder and former Chief Executive Officer, and his wife, Robin L. Morgan. The shares represent approximately 4.7% of the Company's total outstanding Common Stock. The shares will be purchased for $2.85 per share, or a total purchase price of $1.425 million. This price represents a 6.5% discount to the August 7, 2009 closing price.  The Company intends to fund the stock repurchase transaction out of currently available cash. This transaction is expected to be completed as soon as possible, subject to certain customary closing conditions.  The stock repurchase transaction was negotiated and approved by the company’s Board of Directors.

Tandy Leather Factory expects this stock repurchase transaction to be accretive to earnings per share and book value per share.  Following the transaction, basic shares outstanding will be approximately 10.16 million.  Cash and short-term investments are approximately $9.5 million after this transaction, which is sufficient to maintain the company’s growth plans as well as continue with its previously announced one million share repurchase program.  As this purchase was made outside of that plan, the company still has the authorization to buyback approximately 975,000 shares.  The Company plans to retire the purchased shares.

Tandy Leather Factory, Inc., (http://www.tandyleatherfactory.com), headquartered in Fort Worth, Texas, is a specialty retailer and wholesale distributor of a broad product line including leather, leatherworking tools, buckles and adornments for belts, leather dyes and finishes, saddle and tack hardware, and do-it-yourself kits. The Company distributes its products through its 29 Leather Factory stores, located in 19 states and 3 Canadian provinces, 75 Tandy Leather retail stores, located in 36 states and 5 Canadian provinces, one combination wholesale/retail store located in the United Kingdom, and Mid-Continent Leather Sales, one store located in Oklahoma.  Its common stock trades on the NYSE Amex with the symbol "TLF".  To be included on Tandy Leather Factory’s email distribution list, go to http://www.b2i.us/irpass.asp?BzID=1625&to=ea&s=0.

Contact:	Shannon L. Greene, Tandy Leather Factory, Inc.	(817) 872-3200 or sgreene@tandyleather.com
	Mark Gilbert, Magellan Fin, LLC	(317) 867-2839 or MGilbert@MagellanFin.com

This news release may contain statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: changes in general economic conditions, negative trends in general consumer-spending levels, failure to realize the anticipated benefits of opening retail stores; availability of hides and leathers and resultant price fluctuations; change in customer preferences for our product, and other factors disclosed in our filings with the Securities and Exchange Commission.  These forward-looking statements are made only as of the date hereof, and except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.